HuntMountain Resources Appoints New President and Chief Financial Officer

(SPOKANE, Wash.)  HuntMountain Resources (OTCBB:HNTM) announced today the appointment of Randal Hardy as President of the Company and Ronald Schutz as Chief Financial Officer.

Randal Hardy has served as Vice President and Chief Financial Officer for HuntMountain since August 2005.  He has extensive experience in operational and financial management of public and private companies.  Prior to joining the Company, Mr. Hardy was the President and CEO of Sunshine Minting, Inc., a Coeur d’Alene, Idaho precious metals custom minting and manufacturing firm, and Treasurer of the NYSE-listed Sunshine Mining and Refining Company where he participated in raising over $60 million in debt and equity financing.  Mr. Hardy has a degree in Finance from Boise State University and has achieved designations as a Certified Management Accountant and a Certified Cash Manager.

Ronald Schutz has over 25 years experience in finance, marketing, and risk management in both the public and private sectors.  He has served as the Director of Finance & Risk Management for Spokane-based building products manufacturer Huntwood Industries, a financial advisor and registered representative for Morgan Stanley, and manager of the Investment Opportunities Office within the Washington State Department of Trade and Economic Development.  Mr. Schutz holds an MBA from City University and graduated from Western Washington University with a degree in Economics.

“The Board is pleased with the appointment of Mr. Hardy as President of HuntMountain Resources, and we are confident in his ability to advance the company toward a successful future in precious metal exploration,” said Chairman Tim Hunt.  “We have accomplished the goals set for our initial stage of development and believe these management decisions will best prepare HuntMountain for a new phase of growth and activity.”

The Company is completing preparations for an 8,000-foot core drilling program at its Dun Glen Gold Project in northern Nevada scheduled to begin the first week of October.  The property consists of a 1,700-acre claim block within the Sierra Mining District, an area with historic published production of at least 250,000 ounces of gold from lode and placer sources. The project lies 25 miles southwest of Winnemucca and 21 miles north of the Florida Canyon Mine.

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HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America.  The Company is currently exploring prospective gold properties in Nevada, Québec, and Santa Cruz Province, Argentina.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:

Steve Taylor, Director of Investor Relations

HuntMountain Resources

(509) 892-5287

staylor@huntmountain.com

www.huntmountain.com

06-11